EXHIBIT 5.1

Opinion and Consent Ellis, Painter, Ratteree & Adams, LLP

July 20, 2006

The Savannah Bancorp, Inc.
25 Bull Street
Savannah, Georgia 31401

RE:	The Savannah Bancorp, Inc. 1995 Incentive Stock Option Plan
The Savannah Bancorp, Inc. 2005 Omnibus Stock Ownership and
Long Term Incentive Plan
The Savannah Bancorp, Inc. 2005 Employee Stock Purchase Plan

Dear Board of Directors:

We have acted as counsel to The Savannah Bancorp, Inc., a Georgia corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 as filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Registration Statement”) with respect to the registration of 376,250 shares of $1.00 par value Common Stock of the Company which have been, or may from time to time be, granted by the Company under its 1995 Incentive Stock Option Plan, 2005 Omnibus Stock Ownership and Long Term Incentive Plan and the Company’s 2005 Employee Stock Purchase Plan (the “Plans”).

In connection with this opinion, we have examined the Company’s Articles of Incorporation and Bylaws, both as currently in effect; certain resolutions of the Board of Directors; such other documents and records of the coporate proceedings of the Company; certificates of the Company’s officers and reviewed such questions of law and made other investigations as we may have deemed necessary and relevant.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

For purposes of this opinion, we assume that all awards of Common Stock have been or will be granted in accordance with the Plans.

Based upon the foregoing, we are of the opinion that the 376,250 shares of Common Stock to be issued upon the grant of stock under the Plans, in accordance with the terms of the Plans, upon receipt in full by the Company of the consideration prescribed for each share pursuant to the grant of such shares, will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours sincerely,
/s/ Ellis, Painter, Ratteree & Adams, LLP
/s/ J. Wiley Ellis
J. Wiley Ellis

JWE